EXHIBIT 10.1
EMPLOYMENT CONTRACT

Between the parties below:

"Employer":

Name:	WH Brady NV
Location:	Registered office
Address:	Lindestraat 20, 9240 Zele
Identification number:	71934811 (RSZ No.) (Rijksdienst voor Sociale Zekerheid)
[National Social Security Office]
Represented by:	Russell Shaller, President IDS
and
"Employee":

Employee First Name:	Brett
Employee Last Name:	Wilms
Address:
National registry number:

the following is agreed upon:

ARTICLE 1:

The employer employs the employee in the position of Managing Director IDS EMEA based on a permanent employment contract for employees, after the employee has terminated his period of notice with his current employer, but no later than on 1 June 2018.

ARTICLE 2:

The employee is obligated, during the time that he is bound by this employment agreement, to devote himself exclusively to the tasks that are imposed on him pursuant to this agreement and to not perform any other labour function, neither in his own name nor through third party intervention, without the employer’s prior approval.

The employee agrees that the place of employment is not an essential part of this employment contract.

The employee accepts travel in Belgium and abroad when the execution of his assignments requires such.

ARTICLE 3:

The gross salary is set at €14,368 per month for a full-time position. It has also been agreed that the following benefits will be granted:
–A (year-end) premium: This premium will be paid in December of each year in accordance with the provisions of the applicable Collective Labour Agreement that applies to the business sector.
–Perquisites: The employee explicitly agrees that if he satisfies the requirements set by these additional perquisite plans, he will be involved in such plans. The employee agrees that the employer will deduct the anticipated employee contribution to these perquisite benefit plans from the net salary on a monthly basis.

–Meal vouchers: The employee receives one meal voucher per day worked in accordance with the relevant legal agreement and in accordance with the practices and agreements within the company.
–Travel costs: The employee will benefit from a contribution to his travel costs for commuting in accordance with the provisions from the Collective Labour Agreement that is in force in the sector, unless a company car has been made available.
–GSM: In the context of the employment contract, the employer makes a mobile phone available to the employee for the execution of his professional assignments for the company. The mobile phone must be on each workday and the weekends that the employee is on standby. The employee acknowledges that he must be accessible professionally and that the GSM number will therefore also be disclosed to colleagues, customers and professional relations for internal and external professional purposes. The employee is permitted to occasionally use the GSM for personal communication. The calling costs for occasional personal use of the GSM are considered to be 12.50 euros per month. As a contribution to the calling costs for occasional personal use of the GSM, the employer will therefore deduct 12.50 euros per month. The employee hereby explicitly provides permission to the employer to deduct this amount from the employee's net salary each month. It is prohibited to use the GSM for international telephone calls in the context of personal communication. The use of the GSM for participation in competitions, chat lines, MMS, composing ringtones, games,... and phone calls that are not in line with Brady’s Code of Ethics is strictly prohibited.
–PC: In the context of the employment contract, the employer makes a Portable Computer with accessories available to the employee for the execution of his professional assignments for the company.
–Company car: During the execution of the aforementioned position, a company car will be made available to the employee for professional and personal use. The employee can choose a company car from a list of models based on the job category in which the aforementioned position is designated. This list is revised on a regular basis in order to remain in line with market conditions. The employee acknowledges receipt of one copy of the car regulations and understands, accepts and will comply with all of its provisions. + one fuel card: for use in national or international territory in relation to the job responsibilities.

In addition, the following has been agreed upon:

The employee can participate in the annual bonus plan in accordance with the objectives and rules stated in the bonus plan relevant for this position. For the calculation of bonus payment, the basic wages paid during the fiscal year (monthly salary, end-of-year bonus and double holiday pay – with the exception of holiday pay on paid bonuses/contributions/incentives) are taken into account. Employee and employer explicitly agree that the single, double and additional holiday pay are already included in any bonus amount to be paid out.

Payment of the bonus is linked to the achievement of a number of criteria that will be transferred in writing by the party directly responsible at the start of the fiscal year (start of the fiscal year is always on 1 August).

The time of the bonus payment will occur in accordance with the provisions of the plan created by the employer and the applicable legal regulations.

In no event will any other premiums, bonuses or perquisites, occasionally granted by the employer, be considered an established right for the employee. They will always be considered as gratuities, of which the allocation can always be revoked by the employer.

The employee clearly agrees that each payment of the salary will be made through transfer to his bank account or postal cheque account, which the employee will designate for this purpose.

ARTICLE 4:
The wages and terms and conditions of employment are specified and adjusted based on the decisions of the joint committee that has jurisdiction over the employer.

ARTICLE 5:

The employee will work an average of 37 hours per week on an annual basis. The effective working hours per week are 38 hours. The distribution of the working hours will occur in accordance with week schedule 1 as specified in the company rules. The employee is entitled to ½ day of work time compensation for each month worked.

Week Schedule 1: Mon - Fri: 7 hours 36 minutes
Monday:	day schedule 1
Tuesday:	day schedule 1
Wednesday:	day schedule 1
Thursday:	day schedule 1
Friday:	day schedule 1
Saturday:	rest day
Sunday:	rest day

Day schedule 1: quarterly schedule, daily performance of 7 hours 36 minutes
Core time from 9:00 a.m. to 3:30 p.m.
Standard time 7 hours 36 minutes

The employee acknowledges that he performs a managerial or position involving confidentiality in the sense of the Royal Decree dated 10/01/1965 and therefore acknowledges that the rules regarding the working hours are not applicable to him. The employee also accepts that a significantly higher wage than normal is applicable for him, was granted in anticipation to compensate any additional work. The employee will therefore have no entitlement to any additional wages for the work performed outside of the normal work schedule. The work schedule in Article 5 of this employment contract is therefore only indicative, although at a minimum, the weekly working hours described in Article 5 must be respected. The employee is subject to the clause in the company rules regarding punching in via the time registration system.

ARTICLE 6:

The periods of notice in this contract are subject to the provisions of the Employment Contracts Act dated 3 July 1978 and its implementing decrees, the universally binding sectoral or inter-professional collective labour agreements and the company rules.

Nevertheless, the employer and the employee agree that the period of notice to be respected by the employer when terminating the employment contract, other than due to just cause on the employee’s part, will be three months. In the event that the legal period of notice provides for a longer period of time, this legal regulation will apply.

ARTICLE 7:
1. The employee transfers to the employer, in a definitive manner and for the entire world, any right and/or interest attached to the result of any intellectual activity. Such transfer includes, but is not limited to, each creation, method, search, process or know-how, whether or not protected by an intellectual property right, such as, but not limited to, copyright, patent, drawing, model, brand, trade name, domain name, any right attached to software or to a database that would have been created by the employee in the execution of his/her employment contract or as a result of the execution of his/her tasks or in accordance with the employer’s guidelines.
2. The employee guarantees that he/she is entitled to transfer any right and/or interest associated with the result of any intellectual activity as described previously and to permit the exploitation of such right and/or interest without violating the right of a third party.
3. The employee is obligated to immediately communicate any result as described in point 1. of this Article to the authorised department of the employer’s company, together with any document or information of any kind that supports the aforementioned result. The employee is also obligated to assist the employer in enforcing, defending and/or protecting the aforementioned right and/or interest, either before a court or in any legal proceedings or extrajudicial proceedings, and to assist the employer in ensuring and proving the validity of the transfer of the right and/or interest. For this purpose, the employee will assist the employer by providing it with every document and all information and he/she will assist the employer, among other things, in fulfilling any formality that may be required. The employee will provide the employer with every document in his/her possession or any information if it would be useful for the purpose of protecting, exploiting and transferring the right and/or interest.
4. The transfer, as defined in point 1. of this Article, includes, but is not limited to, all characteristics and rights, in the broadest sense, that are associated with the copyright and moral rights, including the right of reproduction and the right to divulge, through any method of exploitation, whether or not known at the time of entering into this contract, regardless of the technical means used for the exploitation.
5. The transfer as defined in point 1. of this Article is final, applicable for the entire world and irrevocable. The employer, on the other hand, is entitled to transfer or licence the stated rights and/or interests.
6. The employee acknowledges and accepts that any compensation or remuneration for the transfer has already been included in the salary that he/she receives from the employer and that this salary constitutes a reasonable and sufficient compensation for the transfer. The employee is entitled to 0.01% of the proceeds generated by the exploitation of the rights at work with a maximum of €100.00 if it regards forms of exploitation that were unknown on the date of this contract, as described below. The employee’s right with regard to the aforementioned percentage only relates to works protected by copyright and is limited to the legal protection period as applicable in each relevant country.
7. The employer can decide about the moment, manner, presentation or form under which the results will be made public and/or the corresponding exploitation. The employer can decide the name, either its own name, a different name or anonymous, under which the works will be divulged and/or exploited. The employer is entitled to adjust the results in the context of the exploitation with due observance of the employee's right to object to actions that could affect his/her honour or reputation.

ARTICLE 8:

The employee is obligated towards the employer, after the termination of the employment contract, to not perform any similar activity for a period of 12 months, either by operating a company himself/herself or by beginning employment with a competing employer.

For the application of this clause, similar activities include: marketing, sales, production and development of products regarding safety, signage and graphic applications in the various markets that Brady targets: industry, electricity, electronics, petrochemicals, construction, graphic sector, healthcare institutions, warehouse management, private and public institutions, pulp and paper, ... The product line that the group markets is therefore equally diversified with, among other things, products for marking electrical and electronic wires, cables and terminal connections, systems for identifying printed circuits and computer components, labels for warehouse applications, industrial locking systems for cranes and valves, pipeline markings, logistical identification and signage, outlining and marking products, stand-alone or integrated systems and printers.

The clause is applicable to the following locations: EMEA

Deviations regarding the duration of applicability and the territorial application field of the clause are justified by the company’s international activity field and having its own department for investigations, in accordance with article 86, §2 of the Employment Contracts Act.

Unless it waives the application of this clause within a period of 15 days, to be counted starting from the end of the employment contract, the employer will pay the employee a remuneration equal to half of the gross salary that corresponds with the clause’s duration of applicability, being six months.

In the event of violation of this clause, the employee owes to the employer a remuneration consisting of, on the one hand, the repayment of the remuneration paid by the employer and, on the other hand, an amount equal to the amount to be repaid.

This clause does not take effect if the employee terminates the employment contract due to just cause attributable to the employer.

ARTICLE 9:

The execution of the employment contract can only be suspended due to the causes and in accordance with the modalities specified by the Law of 3 July 1978 regarding the employment contracts, by the collective labour agreements and by the company rules.

In the event of absence due to illness or accident, the employee is obligated to inform the employer via telephone startingfrom the first working day of incapacity. Within two working days from the start of this incapacity, the employee must provide the employer with a medical certificate to prove the incapacity for work and stating its duration.

The employer will consider an unjustified employee absence to be a gross error, which will enable the employer to immediately terminate this agreement, without period of notice or damage compensation.

ARTICLE 10:

In addition, the following has been agreed upon:
–All notifications by the employee as a result of this contract will be addressed to the employer at the address of the registered office in Zele.
–All disputes that could arise with regard to this contract, and that would not be settled amicably, will be presented to the Belgian courts.

ARTICLE 11:

This contract replaces all previous oral or written agreements between the employer and the employee and cannot be modified without the written agreement of both parties.

ARTICLE 12:

The employee declares to have received a copy of the company rules and to have acknowledged the provisions therein, which are an integral part of this agreement, and to accept the corresponding provisions and conditions.

Created in duplicate in Zele, on the date of 26 February 2018, whereby each of the parties declares to have received one original.

/s/ RUSSELL SHALLER	26 February 2018
For and on behalf of the company	Date
Russell Shaller, President IDS

Acceptance:
I confirm that I have received, understand and accept the terms and conditions as stated above and I also consent to the processing of my personal data (including sensitive data).

Employee signature, preceded by the handwritten words:
‘READ AND AGREED’

/s/ BRETT WILMS	26 February 2018
Brett Wilms	Date